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March 2, 2023

Cynthia Cherry

MarketWise, LLC.
1125 North Charles Street
Baltimore, MD 21201

Dear Cynthia:

We are very pleased to welcome you to Business Talent Group (BTG) and to provide you with exceptional consulting services. Attached is our contract that will serve as our master agreement for this first project and all future projects. As you will see, each project and the consultant(s) contributing to the project will be detailed in a separate exhibit that will attach to and form part of our master agreement with you.

Over the course of each project, we will regularly reach out to you and to the project consultant to ensure that everything is going smoothly. We find that these check-ins are highly correlated to project success, as they allow both you and the consultant to share feedback, identify any issues, and ensure that the project is on-track. Of course, we are open to receiving your call and feedback any time, and specifically encourage you to reach out if you run into any issues or problems.

Serving top-tier clients like you is core to our mission. We are delighted to be working with you, and hope that you’ll feel free to call any time.

Sincerely,

Amelia Warren Tyagi
Co-Founder and Co-CEO

Business Talent Group, LLC
15332 Antioch St., No. 20, Pacific Palisades, CA 90272	646.530.8404	inquiries@businesstalentgroup.com	www.businesstalentgroup.com

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Master Consulting Services Agreement

This Master Consulting Services Agreement (“Agreement”) is entered into as of March 2, 2023, between Business Talent Group, LLC, a California limited liability company with its headquarters located at 15332 Antioch No. 20, Pacific Palisades, CA 90272 (“BTG”) and MarketWise, LLC, a Delaware limited liability company located at 1125 North Charles Street, Baltimore, MD 21201 (“Client”), (each a “Party” and collectively, the “Parties”).

BTG provides experienced and talented professionals to service clients as independent consultants (“Consultants”) on special projects. Client wishes to engage BTG to provide it with such Consultants from time to time for one or more such projects. References herein to the singular “Consultant” in the main body of this Agreement shall be interpreted to include any Consultant engaged by Client via BTG hereunder. The following terms and conditions will apply to each engagement of a Consultant:

1.Consulting Project Details

The details of each project (“Project”) on which a particular Consultant will provide services to Client shall be set forth in a Consulting Project Details (‘CPD”) substantially in the form of Exhibit 1 to this Agreement. Each CPD shall be numbered, attached to, and form part of this Agreement and must be signed by both Parties prior to the Project’s inception. Upon written notification to BTG by Client, any Project may be extended in duration as mutually agreed between Client and Consultant, such to be reflected in an addendum to the relevant CPD.

2.Fees; Payment Terms

a.Fees: The fees set forth in the CPD shall be paid by Client to BTG. BTG shall be responsible for paying Consultants for their services and/or deliverables pursuant to separate agreements between BTG and each Consultant. Unless otherwise provided in the relevant CPD, Client shall reimburse BTG for each Consultant’s reasonable out-of-pocket expenses incurred and submitted in accordance with Client’s Corporate Expense Policy.

b.Payment Terms: Client shall receive an invoice for the Project retainer fee upon Project commencement, and for each Consultant’s services and/or deliverables on or about the 1st and the 15th of each month. Invoices are due and payable within fourteen (14) days of invoice date. BTG reserves the right to charge interest of one and a half percent (1.5%) per month on any unpaid balance thirty (30) days past due.

3.Future Engagements; Non-Solicitation

a.Future Engagements: Client agrees that if Client, its parents, or any of its controlled affiliates (each a “Client Entity”) desires further services from any Consultant within [*] months from the date such Consultant last provided service to the Client under this Agreement, Consultant’s services must be procured through BTG.

b.Non-Solicitation: In addition, if Client or any Client Entity hires a Consultant as an employee within [*] months from the date such Consultant last provided service to the Client, Client agrees

Business Talent Group, LLC
15332 Antioch St., No. 20, Pacific Palisades, CA 90272	646.530.8404	inquiries@businesstalentgroup.com	www.businesstalentgroup.com

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to pay BTG a one-time employee hire fee of [*]. This fee shall not apply to any hiring made as a result of a solicitation or advertisement for employment directed at the general public and not specifically directed at any BTG Consultant.

4.Replacement Consultants or Termination of Project; Term and Termination of Agreement

a.Replacement Consultants or Termination of Project: If at any time Client wishes to replace a Consultant on any Project, or if a Consultant becomes unable or unwilling to perform the necessary work, BTG will use commercially reasonable efforts to locate a replacement Consultant to provide services under the same terms and conditions as set forth in this Agreement and the relevant CPD. Client may terminate a Consultant’s services at any time, provided that if Client wishes to terminate a Project or terminate any Consultant’s services completely, without a replacement, Client shall provide at least ten (10) business days’ prior written notice to BTG. This notice provision shall not apply to Project engagements initially scoped with a duration of fifteen (15) days or less.

b.Term and Termination of Agreement: The term of this Agreement shall begin on the Effective Date and last until it is terminated pursuant to this Section 4. This Agreement may be terminated by written notice from either Party (a) immediately upon written notice for cause, (b) without cause on thirty (30) days’ written notice, or (c) at the conclusion of the final Project. Termination of this Agreement, a Consultant, or a Project for any reason shall not relieve Client or BTG of their respective obligations under the Survival Provisions, which shall survive termination. Upon termination of a Consultant without a replacement, termination of a Project, or termination of this Agreement, Client shall pay all outstanding amounts owed to BTG for the services performed as of that date and shall remit to BTG all outstanding amounts for unpaid reimbursable expenses incurred as of that date.

5.Confidentiality

In the course of their relationship, the Parties may disclose certain “Confidential Information” to each other for purposes of exploring a possible transaction or providing or receiving services. Each Party is willing to disclose its Confidential Information as the “Discloser” to the other as the “Recipient” subject to the terms and conditions described in this Section.

“Confidential Information” shall mean any and all financial, commercial, technical, strategic, or other information concerning the business and affairs of a Party, or data in the possession of a Party, which is identified by the Party to be confidential and/or proprietary, or which is furnished in a context where a reasonable person would understand it to be confidential. “Confidential Information” shall not include information that a) was publicly available prior to the time of Discloser’s communication thereof to Recipient; b) became publicly available subsequent to the time of Discloser’s communication thereof to Recipient through no fault of Recipient; c) was in Recipient’s possession at the time of Discloser’s communication thereof to Recipient without an obligation of confidentiality; d) was independently developed by Recipient without use of or reference to Discloser’s Confidential Information; or e) which Discloser has authorized Recipient, in writing, to disclose.

At all times during and after the term of this Agreement, each Party shall keep confidential and not disclose any Confidential Information it obtains through this relationship, except to a Party’s legal or other advisers and agents provided that they are subject to a duty of confidentiality consistent with the Party’s obligations hereunder. This clause shall not preclude Client and BTG from sharing Confidential Information with Consultant as necessary in the process of conferring about a Project. Each Party shall exercise the same degree of care to protect any Confidential Information as it utilizes to protect its own proprietary information, but in no event less than a reasonable degree of care.

Business Talent Group, LLC
15332 Antioch St., No. 20, Pacific Palisades, CA 90272	646.530.8404	inquiries@businesstalentgroup.com	www.businesstalentgroup.com

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Each Party agrees that the Confidential Information of the Discloser is and shall remain the sole and exclusive property of the Discloser. At any time upon the written request of Discloser, Recipient shall promptly destroy or deliver to Discloser all documents or other matter furnished by Discloser to Recipient constituting Confidential Information, together with all copies thereof in the possession of Recipient without retaining a copy of any such material. Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to destroy or erase any general records that are routinely kept by the Party in the ordinary course of business pursuant to record retention policies or “litigation holds” on destruction of documents imposed by its counsel in connection with pending or threatened litigation; provided that the non-disclosure obligations above shall continue to apply to such Confidential Information for as long as it is maintained by the Recipient.

In the event that Recipient is requested or becomes legally compelled to make any disclosure which is prohibited or otherwise constrained by this Agreement, Recipient will (to the extent legally permissible) a) provide Discloser with prompt notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive Recipient’s compliance with the provisions of this Section, and b) cooperate with Discloser in its efforts to decline, resist or narrow such requests.

In BTG’s agreement with Consultant, BTG shall obligate Consultant to keep confidential any Confidential Information of or about Client that they receive or learn in connection with any Project consistent with the scope of this provision. Additionally, such agreement shall obligate Consultant not to reveal any nonpublic or confidential information concerning any company or entity with which Consultant has had a consulting, advisory, employment or other relationship, or that Consultant otherwise has an obligation to maintain in confidence, and Client agrees not to knowingly seek out such information from Consultant. Client agrees that it will not at any time knowlingly utilize Consultant to violate a law or in knowing violation of Consultant's obligations to third parties.

The existence of BTG’s relationship with Client shall not be considered confidential and Client hereby consents to use of its name and logo in BTG's client roster and website. Client may revoke this consent at any time effective immediately upon written notice to BTG, after which GTB shall remove client’s name and logo from its roster and website.

6.Intellectual Property and Work Product

All work product produced by Consultant in the course of a Project shall be owned solely and exclusively by Client and shall be considered work-for-hire under all applicable laws, including without limitation the Copyright Act. In BTG’s agreement with Consultant, BTG obligates Consultant to assist Client in protecting its proprietary information including, but not limited to, executing all reasonably necessary Client documents regarding work product, ownership of intellectual property, and the like, at Client’s request. Consultant is also required to disclose in writing any intellectual property interest(s) Consultant has that might reasonably be expected to relate to the Project. Consultant is obliged to make such disclosure prior to commencement of a Project or immediately upon Consultant recognizing such relevancy.

Consultant and BTG retain full rights of ownership and use in any programs, products, inventions, methodologies, reports, studies, data, diagrams, charts, specifications, works or materials which have been independently created and/or developed by Consultant or BTG prior to or independent of the services provided under this Agreement, as evidenced by competent written documentation of Consultant or BTG, and such materials shall not be considered work product for the purposes of this Agreement, but shall be considered “Independent Materials.” BTG hereby grants, and shall cause Consultant to grant, to Client an unlimited, non-exclusive, irrevocable, royalty-free, worldwide license, with right to sublicense, to use, make, and sell such Independent Materials to the extent that such license is required to enable Client to make use of the services hereunder without encumbrance, including without limitation any deliverables and work product.

7.BTG and Consultant as Independent Contractors

Business Talent Group, LLC
15332 Antioch St., No. 20, Pacific Palisades, CA 90272	646.530.8404	inquiries@businesstalentgroup.com	www.businesstalentgroup.com

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BTG will perform services under this Agreement as an independent contractor and will complete an IRS Form W-9 as evidence of such. BTG has used or will use commercially reasonable efforts to provide for Client’s consideration Consultants who possess the knowledge, experience, and skills needed for the Client’s special project and who are capable of performing the tasks necessary to successfully complete assignments such as those required by Client. Client has the ultimate responsibility for evaluating and deciding to engage any Consultant, and for overall project management, including monitoring Consultant’s contributions and Project progress. As independent professionals, Consultants are not supervised by BTG.

Consultant will perform services in connection with this Agreement as an independent contractor under contract to BTG and not as an employee of Client or of BTG, unless a particular CPD explicitly provides otherwise. Client shall not act to alter this status and will take the required steps to ensure that Consultant remains an independent contractor and not an employee of Client. In particular, Client agrees that, unless required by Client for security or Project-specific reasons, Client will not issue Consultant business cards or other identification that would suggest that Consultant is an employee of Client. If required for security or Project-specific reasons, Client may issue Consultant an email address for use in the course of the Project. If Consultant performs work at Client’s premises, Client will provide an appropriate, safe, and lawful work environment.

Nothing in this Agreement will be deemed to create an employment, joint venture or partnership relationship between the Parties.

8.Limitations on Consultant’s Authority

Consultant’s role as an independent professional is to provide advice and Project recommendations to Client within the framework of Client’s desired scope of services. Consultant is not an agent or representative of Client and as such has no authority to act on behalf of Client, except as otherwise explicitly authorized by Client. Client has no obligation to follow any advice or recommendations provided by Consultant and the final decision to accept Consultant’s deliverables and any other decisions regarding implementation or use of Consultant’s advice are solely and exclusively the decisions of Client. Client acknowledges that the sole responsibility of Consultant shall be to perform services in connection with this Agreement in a professional and workmanlike manner according to accepted industry standards. Consultant’s liability shall be limited to fees received for those services.

9.Indemnification; Limitation of Liability

Client and BTG each agree to indemnify the other against third-party claims directly arising from their own respective recklessness or willful misconduct in connection with this Agreement.

Except for the indemnification obligations above, neither Party shall be liable to the other or any third party for any incidental, consequential, punitive, special, or indirect damages or lost profits arising out of or in connection with this Agreement.

Except for losses directly resulting from BTG’s own reckless or willful misconduct, BTG’s liability for the performance or failure to perform of any Consultant shall be limited to fees paid by Client to BTG for its services under the applicable CPD.

10.Force Majeure

BTG shall not be liable for any cessation or delay in the performance of BTG’s or Consultant’s obligations due to force majeure causes, but shall resume performance as soon as practicable.

11.Entire Agreement

This Agreement and each attached CPD (as well as any specific non-disclosure agreement between the Parties) is the entire agreement between Client and BTG with respect to this subject matter and supersedes all prior and

Business Talent Group, LLC
15332 Antioch St., No. 20, Pacific Palisades, CA 90272	646.530.8404	inquiries@businesstalentgroup.com	www.businesstalentgroup.com

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contemporaneous written or oral communications. Any changes to this Agreement must be made in writing and signed by authorized representatives of Client and BTG, provided that additional terms and conditions may be included in a CPD and will be incorporated into this Agreement. The Parties agree that any extension or similar modifications to Projects described in any CPD shall be set forth in an addendum thereto.

12.Governing Law and Dispute Resolution

This Agreement is governed by and construed in accordance with the laws of the state of Delaware , excluding its conflict of laws provisions. The Parties will attempt to resolve any dispute arising out of this Agreement by amicable negotiations between the Parties. If such negotiations fail to resolve any dispute, the Parties agree to engage in non-binding mediation with a mediator chosen by mutual agreement. If such mediation fails to resolve any dispute, or if the Parties are unable to agree upon a mediator within 30 days, then any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by an arbitration pursuant to the Federal Arbitration Act and administered by the American Arbitration Association under its Commercial Arbitration Rules, conducted in Los Angeles by a single arbitrator, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

13.Effective Date

Unless the first Consultant has commenced work for Client prior to executing this Agreement, the effective date of this Agreement (“Effective Date”) shall be the date set forth in the first paragraph of the Agreement. If Consultant commences work prior to the execution of this Agreement, the Effective Date shall be the commencement date as evidenced in the first CPD.

14.Affiliates

The terms of this Agreement shall be extended to and shall cover any Client Entity that enters into a CPD pursuant hereto.

15.Compliance with Laws

Client and BTG shall comply with all applicable federal, state, local, or foreign laws and regulations in the performance of this Agreement and all Projects.

16.Assignment
Upon written notice to the other Party, either Party may assign this Agreement to a successor entity which acquires 51% or more of the voting rights, or substantially all of the assets, of such Party.

17.Survival Provisions

Sections 2 (as to fees and expenses incurred prior to the effective date of termination), 3, 5, 6, 9, and 12, in addition to any provisions that by their terms are intended to survive the termination of this Agreement, (collectively the “Survival Provisions”) shall continue in effect after this Agreement has ended.

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Business Talent Group, LLC
15332 Antioch St., No. 20, Pacific Palisades, CA 90272	646.530.8404	inquiries@businesstalentgroup.com	www.businesstalentgroup.com

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It is agreed that this Agreement may be signed in counterparts. It is further agreed that facsimile, pdf, or similar signatures shall be deemed original signatures for the purpose of executing this Agreement.

ACCEPTED AND AGREED:	ACCEPTED AND AGREED:

Business Talent Group, LLC	MarketWise, Inc.

Signature:	Signature:

X /s/ William Smith	X /s/ Cynthia S. Cherry

Name: William Smith	Name: Cynthia S. Cherry

Title: General Counsel	Title: CHRO

Date: 3/2/2023	Date: 3/3/2023

Business Talent Group, LLC
15332 Antioch St., No. 20, Pacific Palisades, CA 90272	646.530.8404	inquiries@businesstalentgroup.com	www.businesstalentgroup.com

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EXHIBIT 1

CONSULTING PROJECT DETAILS #1
(Fill in sequential number for each project)

This exhibit (“CPD”) attaches to and forms part of the Master Consulting Services Agreement between Business Talent Group, LLC and [Client company name] (the “Agreement”).

Independent Consultant:
(Name) (“Consultant”)

Project Description:
[Insert]

Assumptions:

Delivery of the Project scope described above is subject to the following assumptions:
•Consultant’s timely delivery of deliverable(s) associated with the project is dependent on timely access to relevant Client data and documentation.
•Client shall ensure team members, internal and external stakeholders and resources are available to Consultant as reasonably necessary.
•Client shall provide timely review of all deliverables.
•Client shall provide Consultant with access to internal tools and systems necessary to complete the Project.
•Client shall provide a Client laptop to Consultant for use during the course of the engagement. [Insert relevant Project assumptions]

Project Timeline:
It is expected that this Project will begin on [    date] and last until [    ]. The Project may be extended as mutually agreed with Client.

It is expected that Consultant will deliver the Project services and deliverables described above in [    ] days of professional services in connection with this Project.

Consultant and Client will mutually agree on project logistics (schedules, travel itineraries, locations, general project logistics), taking into account Client’s and Consultant’s schedules, policies, and practices.

Business Talent Group, LLC
15332 Antioch St., No. 20, Pacific Palisades, CA 90272	646.530.8404	inquiries@businesstalentgroup.com	www.businesstalentgroup.com

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Fees:

In order to even the flow of payment against services and deliverables, Client shall pay BTG [$     ] per [calendar day/week/month] worked by Consultant on this Project, including time spent traveling at Client’s request and inclusive of BTG’s fees. If the project schedule is interrupted or the end date occurs mid-cycle, fees may be prorated for partial time worked.

Client shall reimburse BTG for Consultant’s reasonable out-of-pocket expenses upon submittal of proper documentation.

Client shall pay as retainer the amount of [$    ] to BTG upon signing of this CPD, to be credited to the final payment. BTG shall invoice Client on execution for entirety of retainer. Retainer funds are due within fourteen (14) days of invoice date.

Thereafter BTG shall invoice Client on or about the 1st and 15th of each month. Client shall pay all invoices within [ ] days of invoice date.

In the event that the Project is extended and/or continues for 12 months or longer, BTG may increase the fees set forth above by up to five percent (5%).

ACCEPTED AND AGREED:	ACCEPTED AND AGREED:

Business Talent Group, LLC	MarketWise, Inc.

Signature:	Signature:

X	X

Name:	Name:

Title:	Title:

Date:	Date:

Business Talent Group, LLC
15332 Antioch St., No. 20, Pacific Palisades, CA 90272	646.530.8404	inquiries@businesstalentgroup.com	www.businesstalentgroup.com

EXHIBIT 2

CONSULTING PROJECT DETAILS (Interim CFO)

This exhibit (“CPD”) attaches to and forms part of the Master Consulting Services Agreement between Business Talent Group, LLC (“BTG”) and MarketWise, LLC (“Client”).

Independent Consultant:
Stephen Park (“Consultant”)

Project Description:
Consultant shall act as Client’s Chief Financial Officer on an interim basis (“Interim CFO”).

Consultant’s duties as Interim CFO will be to:
•Carry out duties assigned to Chief Financial Officer and Controller including SOX, Accounting, FP&A, Reporting, Tax and Treasury.
•Develop and maintain effective relationships with CEO, executive team peers, accounting and finance team members, affiliate business leaders, Audit Committee, and Board of Directors. Provide hands-on support, as requested to the CEO and executive team to address strategic/operational financial issues.
•Provide accounting guidance and leadership to facilitate timely and accurate SEC and other regulatory filings. This includes signing quarterly and annual filings in your capacity as acting Principal Financial Officer. Provide adequate structure and discipline for controls and closing processes.
•Direct the preparation of financial statements, including income statements, balance sheets, shareholder reports, tax returns, and governmental agency reports and compliance with all applicable laws, regulations, and accounting standards.
•Compare sales and profit projections to actual figures and budgeted expenses to actual expenses; oversees any necessary adjustments to future projections and budgets.
•Reviews planning process and suggests improvements to current methods.
•Work with Auditing firm as necessary as well as other relevant vendors
•Prepare for and participate in earnings’ calls and other investor relations events.
•In coordination with the CEO and CCDO, works with investment bankers as necessary
•Manage the Accounting & Finance team, leveraging talent, providing feedback and coaching as needed

Consultant’s Authority:

In the course of performing services as an Interim CFO, in addition to the general duties described above, the Interim CFO shall be authorized to take the following actions:
1.In consult with the CEO, hire additional Accounting and Finance staff or in consult with the CHRO, terminate employees pursuant to Client’s standard procedures.

Exclusions from Consultant’s Authority:
Except as Client’s CEO may specifically authorize in writing from time to time, the Interim CFO shall not have the authority to cause Client to:
1.Enter into or terminate contracts with suppliers or other counterparties under which Client would incur liabilities in excess of $0.
2.Purchase assets with a cost in excess of $0.
3.Dispose of assets with a value in excess of $0.
4.Initiate or terminate any leases for equipment or property with a total cost in excess of $0.
5.Negotiate, enter into, modify, or terminate any collective bargaining agreements covering Client personnel.
6.Incur debt on behalf of Client.
7.Undertake a material change in the business of Client.
8.File or settle litigation in which Client is a party.
9.Grant any person ownership rights in one of Client’s subsidiaries.
10.Enter into a joint venture or other binding affiliation with a third party.

Assumptions:
Delivery of the Project scope described above is subject to the following assumptions:
•Consultant’s timely delivery of deliverable(s) associated with the project is dependent on timely access to relevant Client data and documentation.
•Client shall ensure team members, internal and external stakeholders and resources are available to Consultant as reasonably necessary.
•Client shall provide timely review of all deliverables.
•Client shall provide Consultant with access to internal tools and systems necessary to complete the Project.
•Client shall provide a Client laptop to Consultant for use during the course of the engagement.

This Interim CFO project will take place at the Client’s location in Maryland and remotely at the Consultant’s home in Arizona.

Project Timeline:

It is expected that this Project will begin on March 7, 2023 and will last until June 30, 2023. The Project may be extended as mutually agreed with Client.

It is expected that Consultant will deliver the Project services and deliverables described above in up to eighty-one (81) days of professional services in connection with this Project.

Consultant will receive up to a total of three point two (3.2) PTO days from BTG during the duration of this Project. Consultant will use his best efforts to flag any use of PTO to Client as far in advance as he is able. Additionally, Client will observe the Good Friday, Memorial Day, and Juneteenth holidays during this Project during which no services shall be provided by Consultant.

Consultant and Client will mutually agree on project logistics (schedules, travel itineraries, locations, general project logistics), taking into account Client’s and Consultant’s schedules, policies, and practices.

Fees:
In order to even the flow of payment against services and deliverables, Client shall pay BTG $3,300 per calendar day worked by Consultant on this Project, including time spent traveling at Client’s request and inclusive of BTG’s fees. If the project schedule is interrupted or the end date occurs mid-cycle, fees may be prorated for partial days/weeks/months worked.

Client shall pay Consultant directly for reasonable out-of-pocket expenses upon submittal of proper documentation in accordance with Client’s expense reimbursement policies and procedures. Client shall pay Consultant for reasonable expenses incurred during agreed upon travel onsite to Maryland. Consultant shall abide by Client’s Travel and Expense Policy.

Client shall pay as retainer the amount of $99,000 to BTG upon signing of this CPD, to be credited to the final payment. Thereafter BTG will invoice Client on or about the 1st and 15th of each month. Client shall pay all invoices within 14 days of receipt.

Interim Executive Terms
1.Client agrees to name BTG and Consultant as additional insureds on Client’s Directors and Officers and Employment Practices Liability insurance policies. Client agrees to provide a certificate of insurance to BTG evidencing same within seven days of the commencement of the project.
2.BTG shall be Consultant’s legal employer of record and shall be responsible for calculation and payment of Consultant’s wages, provision of applicable benefits, tax withholdings and filings relating to Consultant, and verification of Consultant’s work authorization.

3.Provided that Client may rely on BTG’s performance of the employer obligations described in paragraph 2 above, Client shall not take any action or fail to take any action regarding Consultant which would constitute a breach of federal or Maryland employment law.
4.Notwithstanding anything in the Agreement to the contrary, Client shall indemnify BTG against any third-party claims, costs, damages, or other losses (“Losses”) asserted against BTG as a result of:
a.Client’s failure to provide a safe working environment for Consultant;
b.Harassment of or discrimination against Consultant by Client or its personnel;
c.Any bodily injury or death of any person while on Client property or as a result of Client’s acts or omissions; and
d.Any claim resulting from Client’s alleged violation of federal, state, or local employment law;
except to the extent the foregoing Losses result from the gross negligence or willful misconduct of BTG.

Additional Terms:
1. Client shall abide by the COVID-19 Acknowledgement, attached hereto as Exhibit A.

ACCEPTED AND AGREED:	ACCEPTED AND AGREED:

Business Talent Group, LLC	MarketWise, LLC

Signature:	Signature:

X /s/ William Smith	X /s/ Cynthia S. Cherry

Name: William Smith	Name: Cynthia S. Cherry

Title: General Counsel	Title: CHRO

Date: 3/3/2023	Date: 3/3/2023

Exhibit A: COVID-19 Acknowledgement
MarketWise, LLC (“Client”) has requested that Business Talent Group, LLC (“BTG”) provide services pursuant to the Consulting Project Details between Client and BTG (the “CPD”) which will require BTG consultant personnel to be physically present at Client’s offices and other facilities in the state of Maryland. Due to the ongoing COVID-19 pandemic and associated public health orders, in consideration of the mutual obligations contained in the Agreement, Client and BTG agree to the additional terms provided below (“COVID-19 Supplement”). To the extent of any conflict between the Agreement and this COVID-19 Supplement, this COVID-19 Supplement shall control.
1.Client represents, warrants, and covenants that:
a.BTG consultant personnel’s performance of services onsite at Client’s facilities is not prohibited by applicable federal, state, or local law.
b.Client complies with its general duties under the Occupational Safety and Health Act resulting from COVID-19’s status as a recognized hazard.
c.Client complies with Centers for Disease Control guidelines and any applicable federal, state, or local requirements relating to office occupancy, office layout, social distancing within an office, and sanitation.
d.Client maintains and enforces policies and protocols for office attendance which address any legally required safety measures including but not limited to: pre- entry screening, surface cleaning, social distancing, prohibiting sick personnel from office attendance; and potential COVID-19 exposure questionnaires.
e.Client’s records relating to COVID-19 safety measures involving BTG consultant personnel will be processed and stored consistent with applicable laws on privacy and health information.
2.Client hereby indemnifies and holds BTG harmless from any and all liabilities, losses, injuries, damages, or expenses incurred by BTG in connection with any claim or action brought by a third party which is related to or arises out of: i. BTG consultant personnel’s COVID-19 infection or exposure at Client’s offices or facilities; ii. any claim by Client’s personnel relating to COVID-19 infection or exposure from BTG consultant personnel.
3.Client waives any claim against BTG based on any actual or potential COVID-19 exposure of Client’s personnel resulting from BTG consultant personnel.
4.Client agrees to notify BTG and BTG consultant personnel in writing of any potential or actual COVID-19 exposure in Client’s facilities where BTG consultant personnel are performing services.
5.Client agrees to provide BTG and BTG consultant personnel with any relevant Client policies and procedures related to COVID-19 in writing prior to the start of BTG consultant personnel’s onsite services for Client.
6.If the legal basis for Client’s facilities being open is that Client is an essential business, part of critical infrastructure, or a similar designation, Client agrees to provide BTG consultant personnel with any letter or other certification relating to such status as may be required under applicable federal, state, or local law.
7.If Client’s policies and/or applicable law requires BTG consultant personnel to wear a mask or face covering in order to enter Client facilities, Client will provide this equipment at Client’s cost if necessary.